Annex B

The Reporting Persons effected the following transactions with respect to the Common Stock during the 60 days preceding the date hereof:

LB M3 Partners LP:

Date	QTY	Price	Range	Type
07-14-2025	1,500	$3.9400	$3.9400 - $3.9400	Sale
08-12-2025	709,500	$5.0462	$5.0400 - $5.0800	Sale

LB Day Zero Partners LP:

Date	QTY	Price	Range	Type
08-08-2025	59,904	$3.1885	N/A	Purchase
08-11-2025	38,658	$3.3075	N/A	Purchase
08-12-2025	1,900,000	$5.0429	$5.0300 - $5.0700	Sale

The above figures represent the weighted-average of sale transactions occurring on the respective date. The Reporting Persons hereby undertake to provide upon request by the staff of the U.S. Securities and Exchange Commission full information regarding the number of shares purchased or sold at each separate price.